Exhibit 10.38

Escalade, Incorporated
Schedule of Director Compensation

Each non-employee director of Escalade, Incorporated currently is entitled to receive an annual cash retainer of $25,000 with the exception of the Chairman of the Board, who is entitled to receive an annual cash retainer of $50,000. Each member of the Audit Committee is entitled to receive an additional annual fee of $5,000 except for the Audit Committee Chairman who is entitled to receive $15,000. Each member of the Compensation Committee is entitled to receive an additional annual fee of $3,000 except for the Compensation Committee Chairman who is entitled to receive $10,000. All Directors are entitled to receive an additional fee of $1,000 per board meeting attended in excess of eight meetings per year. Members of the Audit Committee and Compensation Committee receive additional fees of $1,000 per committee meeting attended in excess of six and four meetings respectively. Each non-employee board member receives restricted stock units (“RSU”) annually and in 2008 this award amounted to 1,250 RSU’s per director. In 2009, the non-employee members of the board have all volunteered to take a 10% reduction in all fees in which they are entitled to receive.

Under the terms of the Escalade, Incorporated 2007 Incentive Plan, Directors can elect to receive some or all of the fees earned in shares of the Company’s common stock or in the form of RSU’s which vest after one year. In 2008, there were 2,568 shares issued and 21,153 RSU’s issued pursuant to the plan. In 2008, directors Baalmann, Williams and White opted to receive 100% of the fees they were entitled to in the form of RSU’s. Directors Griffin, Matthews and Savitsky received their fees in cash.